Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Relay Therapeutics, Inc. for the registration of shares of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 25, 2021, with respect to the consolidated financial statements of Relay Therapeutics, Inc. included in its Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 12, 2021